UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 9, 2015

ARATANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35952	38-3826477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1901 Olathe Blvd., Kansas City, KS 66103

(Address of principal executive offices) (Zip Code)

(913) 353-1000

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On March 12, 2015, Aratana Therapeutics, Inc. (the “Company”) announced its financial results for the quarter and year ended December 31, 2014. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 4.02(a)   Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 9, 2015, the Audit Committee (the “Committee”) of the Board of Directors of the Company, after discussion with management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, determined that the Company’s consolidated financial statements for the fiscal year ended December 31, 2013 should no longer be relied upon.

The Committee reached this conclusion based upon the Company’s review of its allocation of the purchase price for the October 2013 acquisition of Vet Therapeutics, Inc. (“VTI”), and in particular, the allocation of the purchase price to identifiable and amortizable intangible assets, goodwill and net deferred tax liabilities. Due to the exclusion of certain royalty payments from the calculation of the purchase price accounting valuation, the Company determined that the value of the intangible asset AT-004 (VTI’s B-cell lymphoma product) was overstated. Because the obligation for these royalty payments is the responsibility of the Company, and not a third-party, the Company’s valuation model for AT-004 should have included the royalty payments. The correction of the valuation of the AT-004 intangible asset and the corresponding deferred tax liability also reduces the valuation allowance released and the resulting income tax benefit. The effect of the correction of the purchase price accounting will be to decrease amortizable intangible assets by $7.8 million, increase goodwill by $4.9 million, decrease the income tax benefit by $2.7 million and decrease the net deferred tax liabilities by $0.3 million, in each case, as of December 31, 2013. The foregoing adjustments, including the change of amortization expense due to the change of the purchase price allocation to identifiable and amortizable intangible assets, will result in an increase in the amount of $2.7 million (or an additional $0.24 per share) to the Company’s previously recorded net loss for the fiscal year ended December 31, 2013, and a decrease in the amount of $2.7 million to our previously reported net income for the quarter ended December 31, 2013.

The following tables summarize the changes to the Company’s consolidated financial statements for the fiscal year and quarter ended December 31, 2013.

For the year ended December 31, 2013:

	As Reported	Correction	As Restated
Goodwill	20,796	4,850	25,646
Intangible assets, net	46,140	(7,786)	38,354
Deferred tax liabilities, net	285	(285)	-
Amortization of acquired intangible assets	380	(82)	298
Income tax benefit	15,455	(2,733)	12,722
Net loss attributable to common stockholders	(4,287)	(2,650)	(6,937)

Net loss per share attributable to common stockholders, basic and diluted	(0.39)	(0.24)	(0.63)

For the quarter ended December 31, 2013:

	As Reported	Correction	As Restated
Net income attributable to common stockholders	7,118	(2,650)	4,468
Net loss per share attributable to common stockholders, basic	0.33	(0.12)	0.21
Net loss per share attributable to common stockholders, diluted	0.32	(0.12)	0.20

The Company intends to include restated consolidated financial statements for the fiscal year ended December 31, 2013 in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  In connection with this restatement, the Company has determined that a material weakness existed in the Company’s internal controls over financial reporting for the fiscal year ended December 31, 2013 related to business combinations.  The Company is completing its evaluation of its disclosure controls and procedures and its assessment of internal control over financial reporting, and will report its conclusions regarding such evaluation and assessment in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  The Committee has discussed with PricewaterhouseCoopers LLP the matters disclosed in this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

99.1	Press Release issued on March 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARATANA THERAPEUTICS, INC.

Date: March 12, 2015	By:
/s/ Steven St. Peter
Steven St. Peter

President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued on March 12, 2015